EX 99.28(h)(3)(iv)
JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.

Amendment to
Administration Agreement
between
JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.
and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (“Company”), and a wholly-owned subsidiary of JNL/AllianceBernstein Dynamic Asset Allocation Fund, a series of JNL Series Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended.

Whereas, the Administrator and the Company entered into an Administration Agreement effective April 28, 2014 (“Agreement”), as amended, whereby the Administrator agreed to provide certain administrative services to Company.

Whereas, in connection with a company rebranding, the JNL/AllianceBernstein Dynamic Asset Allocation Fund will be renamed the JNL/AB Dynamic Asset Allocation Fund (“Fund Name Change”); and the Company, JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., will be renamed the JNL/AB Dynamic Asset Allocation Fund Ltd. (“Company Name Change”).

Whereas, the Company Name Change has been approved by the Board of Directors of the Company effective September 28, 2015.

Whereas, pursuant to the approval of the Fund Name Change and the Company Name Change (collectively, Name Changes”), the parties have agreed to amend the Agreement to reflect the Name Changes.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to reflect the Name Change.

In Witness Whereof, the Administrator and the Company have caused this Amendment to be executed on the 14th day of September, 2015 and effective as of September 28, 2015.

JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.		Jackson National Asset Management, LLC

By:	/s/ Kelly L. Crosser	By:	/s/ Mark D. Nerud
Name:	Kelly L. Crosser	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO